Date:	October 26, 2010

Contact:	William W. Traynham, Chief Financial Officer
434-773-2242
traynhamw@amnb.com

Traded:	NASDAQ Global Select Market	Symbol:	AMNB

AMERICAN NATIONAL BANKSHARES INC. REPORTS THIRD QUARTER 2010 EARNINGS

•	Q3 net income of $2.2 million and EPS of $.36 per share
•	Net interest margin 3.74%
•	Average tangible common equity represents 10.87% of average assets

Danville, VA -- American National Bankshares Inc. (NASDAQ:  AMNB), parent company of American National Bank and Trust Company, today announced  third quarter 2010 net income of $2,228,000 compared to $2,167,000 for the same quarter in 2009.  Basic and diluted earnings per share were $0.36 for the 2010 quarter compared to $0.36 basic and $0.35 diluted for the 2009 quarter.  This net income produced returns on average assets and average equity of 1.07% and 8.11%, respectively.

Net income for the nine months of 2010 was $6,427,000 compared to $4,641,000 for the comparable period of 2009, an increase of $1,786,000 or 38.5%. Basic and diluted earnings per share were $1.05 for the 2010 period compared to $0.76 for the 2009 period.

Earnings for the nine months period in 2009 were adversely impacted by a first quarter $1.2 million pre-tax charge writing down other real estate owned and a second quarter industry wide FDIC special assessment, which cost the Company approximately $360,000. Income before income taxes for the 2010 period is $2,519,000 greater than the 2009 period. The two above mentioned charges in 2009 represent approximately 62% of that improvement.

Financial Performance and Overview
“Our third quarter 2010 earnings, $2.2 million, represent a good quarter for American National, up about 2.8% from the third quarter 2009,” stated Charles H. Majors, President and Chief Executive Officer.

“Net interest income decreased slightly from the 2009 quarter. With the dramatic reduction in market interest rates, we’ve seen our net interest margin decline to 3.74%, down 0.17% from the same quarter in 2009. Mostly this relates to declines in yields on loans and bonds.

“Provision for loan losses declined $57,000 or 11.6%, which is consistent with the size and quality of our loan portfolio.

“Noninterest income improved $127,000 or 6%. This was driven by increases in secondary mortgage market income, trust income and a securities sale gain.

“Noninterest expense improved, with a decline of $62,000 or 1.1%. That cost reduction was mostly related to lower benefits costs.

“Outstanding loans declined $19.8 million or 3.7% over the past twelve months. Deposits increased $29 million or 4.9% during the same period. Most of these cash flows moved into our bond portfolio, which grew $29.8 million or 16.2%. These changes are continuations of trends that have dominated our balance sheet during 2009 and into 2010 and put pressure on our net interest margin.

Mr. Majors concluded, “There has been and continues to be a deleveraging in the consumer and commercial sectors of the economy. This macroeconomic trend has negatively impacted all segments of our industry, especially community banks. But, for the past two quarters, we have experienced growth in our loan portfolio, albeit very small. In any case, we are hopeful that, as consumers and businesses repair their respective balance sheets, the seeds of recovery are being planted. “

Capital
American National’s capital ratios are among the highest in its peer group.  For the quarter ended September 30, 2010, average shareholders’ equity was 13.14% of average assets and the ratio of tangible equity to tangible assets was 10.87%.

Credit Quality Measurements
Nonperforming assets ($3.9 million of non-accrual loans and $4 million of foreclosed real estate) were below industry averages and represented 0.96% of total assets at September 30, 2010, compared to 0.95% at September 30, 2009.

The allowance for loans losses was $8.5 million or 1.64% of loans at September 2010 compared to 1.53% at September, 2009.

Net Interest Income
Net interest income decreased to $6.8 million in the third quarter of 2010 from $7 million in the third quarter of 2009, a decrease of $241,000 or 3.44%.  The Bank has mitigated the impact of the current historically low rate environment by actively managing the cost of its interest bearing liabilities.

For the third quarter, the Company’s net interest margin has decreased 17 basis points (0.17%) to 3.74% compared to the same quarter in 2009. For the comparable nine month period, the net interest margin has increased three basis points (0.03%) to 3.82%.

Noninterest Income
Noninterest income totaled $2.2 million in the third quarter of 2010, compared with $2.1 million in the third quarter of 2009, an increase of $127,000 or 6%.  Noninterest income in the 2010 quarter was positively impacted by increased secondary market mortgage income, trust income and $67,000 in securities gains.

Noninterest Expense
Noninterest expense totaled $5.5 million in the third quarter of 2010, compared to $5.6 million in the second quarter of 2009, a slight decrease of $62,000 or 1.1%.  This was mostly related to decreased personnel costs.

About American National
American National Bankshares Inc. is a bank holding company with assets of $824 million.  Headquartered in Danville, Virginia, it is the holding company of American National Bank and Trust Company, a community bank serving Southern and Central Virginia and the northern portion of Central North Carolina with eighteen banking offices.  The Bank also manages an additional $418 million of fiduciary and brokerage assets in its Trust and Investment Services Division.  Additional information is available on the Bank’s website at www.amnb.com.  The shares of American National Bankshares Inc. are traded on the NASDAQ Global Select Market under the symbol “AMNB.”

Forward-Looking Statements
This press release may contain “forward-looking statements,” within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in the economic scenario; significant changes in regulatory requirements; and significant changes in securities markets.  Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. American National Bankshares Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.